Exhibit 99
NEWS RELEASE
For Immediate Release / October 1, 2004
Contact: Chad Hyslop (208) 331-8400
info@americanecology.com     www.americanecology.com
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                  TEXAS REGULATORY AGENCY PROPOSES AGREED ORDER
                     FOR AMERICAN ECOLOGY'S TEXAS SUBSIDIARY

     BOISE, Idaho - American Ecology Corporation [NASDAQ:ECOL] today announced that on September 29, 2004 the Texas Commission on Environmental Quality ("TCEQ") proposed an Agreed Order (the "Order") for US Ecology Texas, the Company's wholly-owned subsidiary near Robstown, Texas. The proposed Order relates to the July 1, 2004 fire in the facility's containment building and alleged violations noted during TCEQ inspections conducted at the facility earlier this year. The Order also proposes an administrative penalty of $138,320.

     In the proposed Order the TCEQ alleges violations of the Texas Health & Safety Code, the Texas Water Code, TCEQ rules, and the facility's permits during inspections of the Company's hazardous waste treatment, storage and disposal facility between January 28 and August 13, 2004. The proposed Order identifies the alleged violations, recognizes corrective measures already taken by the Company, and proposes the technical requirements necessary to resolve the alleged violations.

     US Ecology Texas has 60 days in which to reach agreement with the TCEQ. If the Company and the TCEQ reach agreement in a timely manner, the TCEQ will then proceed with the remaining steps to fully settle the matter. The Company is carefully evaluating the Order and will continue its discussions with the TCEQ in an effort to bring this matter to a close.

     Company management will discuss the proposed Order on its regularly-scheduled third quarter investor conference call to be held Wednesday, October 20, 2004 at 10:00 am Mountain Time. Interested parties may participate by dialing 877-331-8343.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

     This press release contains forward-looking statements that are based on management's current expectations, beliefs, and assumptions about the industry and markets in which American Ecology


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Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company can generate earnings, that additional penalties or violations will not be assessed against its Texas subsidiary, or that the Company will reach agreement with its regulators in Texas on this matter. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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